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                                                            EXHIBIT (a)(1)(iii)

                                OFFER TO PURCHASE
                                       BY
                            HANOVER FOODS CORPORATION
                                       OF
              ALL SHARES OF CLASS A COMMON STOCK, $25.00 PAR VALUE,
                      HELD BY HOLDERS OF 15 OR FEWER SHARES
                                       AT
                                $131.00 PER SHARE

        THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., HANOVER, PENNSYLVANIA
         TIME, ON JANUARY 7, 2005, UNLESS THE TENDER OFFER IS EXTENDED.

                                December 2, 2004

To Our Clients:

         Enclosed for your consideration are the Offer to Purchase, dated December 2, 2004, and the related Letter of Transmittal, which, as amended and supplemented from time to time, together constitute the tender offer, in connection with the offer by Hanover Foods Corporation, a Pennsylvania corporation ("Hanover Foods"), to purchase for cash all of its Class A common stock, par value $25.00 per share, held of record as of the close of business on November 22, 2004 by persons owning 15 or less shares of Class A common stock at such time, at $131.00 per share, in cash, without interest, upon the terms and subject to the conditions of the tender offer.

         All shares properly tendered prior to the "expiration date" (as defined in "Terms of the Offer --Expiration and Extension of the Offer" of the Offer to Purchase) will be purchased at the purchase price, in cash, without interest, upon the terms and subject to the conditions of the tender offer.

         On the terms and subject to the conditions of the tender offer, Hanover Foods will buy all shares held of record as of the close of business on November 22, 2004 by shareholders who owned an aggregate of 15 or less shares of Class A common stock at such time and who properly tender all such shares before the expiration date.

         We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

         Please instruct us as to whether you wish us to tender all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

         We call your attention to the following:

         1. The tender offer will expire at 5:00 p.m., Hanover, Pennsylvania Time, on January7, 2005, unless Hanover Foods extends the tender offer.


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         2. The tender offer is only for shares held of record as of the close of business on November 22, 2004 by persons owning 15 or less shares of Class A common stock at such time, constituting less than 0.2% of the total number of the Company's outstanding Class A common stock as of the close of business on November 22, 2004.

         3. Hanover Foods' board of directors has approved the tender offer. However, neither Hanover Foods nor any member of its board of directors makes any recommendation to shareholders as to whether they should tender or refrain from tendering their shares. Shareholders must make their own decision as to whether to tender their shares. In doing so, shareholders should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including Hanover Foods' reasons for making the tender offer. See "Special Factors -- Purposes of the Offer" and "Special Factors -- Our Reasons For Pursuing the Offer" of the Offer to Purchase. Shareholders should discuss whether to tender their shares with their broker or other financial or tax advisor.

         None of Hanover Foods' directors and executive officers are eligible to tender shares. See "Special Factors -- Intentions of Insiders" of the Offer to Purchase.

         If you wish to have us tender your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form as promptly as possible. If you authorize us to tender your shares, we will tender all such shares.

         Terms used and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

         YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE OF THE TENDER OFFER. PLEASE NOTE THAT THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., HANOVER, PENNSYLVANIA TIME, ON JANUARY7, 2005, UNLESS HANOVER FOODS EXTENDS THE TENDER OFFER. TENDERED SHARES MAY NOT BE WITHDRAWN.

         The tender offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of 15 or fewer shares of Class A common stock as of November 22, 2004. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.



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